Exhibit 99.1

FREESCALE SEMICONDUCTOR ANNOUNCES INTERIM RESULTS OF NOTE

INVITATIONS WITH RESPECT TO NEW INCREMENTAL TERM LOANS

UNDER ITS SENIOR SECURED CREDIT FACILITY

AND EXTENSION OF EARLY COMMITMENT DATE UNTIL

THE TERMINATION DATE OF THE NOTE INVITATIONS

Austin, TX, Feb. 27, 2009 – Freescale Semiconductor (the “Company”) today announced the interim results of its pending note invitations to eligible holders of its Senior Floating Rate Notes due 2014, 9.125%/9.875% Senior PIK-Election Notes due 2014, 8.875% Senior Fixed Rate Notes due 2014 and 10.125% Senior Subordinated Notes due 2016 (collectively, the “existing notes”) to participate as a lender in its new incremental term loans under its senior secured credit facility in an aggregate principal amount, together with incremental term loans payable as compensation, of up to $1,000,000,000.

As of 5:00 p.m., New York City time, on Thursday, February 26, 2009, the Company had received commitments with respect to approximately $2.95 billion aggregate principal amount of the existing notes. Based on the amount of commitments delivered and subject to consummation of the note invitations, the Company would incur approximately $703 million aggregate principal amount of new incremental term loans.

In addition, the Company has announced that it has extended the early commitment date to the previously announced termination date, which is midnight, New York City time, on March 10, 2009 (such time and date with respect to each note invitation, as the same may be extended, the “termination date”), thereby extending the payment of the early note commitment consideration described in the Company’s February 10, 2009 press release until the expiration of the note invitations. Existing notes that are delivered prior to the termination date and accepted by the Company will be entitled to receive the early note commitment consideration and, consequently, there will not be any change in the consideration offered in the note invitations to eligible holders since the commencement of the note invitations. Commitments may no longer be rescinded.

Title of Existing Notes to be Delivered	Outstanding Principal Amount (in millions)	Acceptance Priority	Maximum Acceptance Amount of Principal Amount of Existing Notes (in millions)		Principal Amount of Each Issue of Existing Notes Delivered
Senior Toggle Notes	$1,500.000	1	$250.000	*	$926,014,000
Senior Subordinated Notes	$1,510.554	2	$746.268		$963,888,000
Senior Floating Rate Notes	$475.000	3	N/A		$272,890,000
Senior Fixed Rate Notes	$2,287.064	4	N/A		$789,575,000

*	If the incremental term loans are not fully committed at the termination date, the Company may, but is not obligated to, increase or waive in its sole discretion the limitation with respect to the Senior Toggle Notes.

The Company’s obligation to accept any commitments, and the existing notes delivered pursuant to such commitments, is set forth solely in the Confidential Information Memorandum relating to the note invitations and the related commitment letter.

This press release does not constitute an invitation to make a commitment. The note invitations are made solely by, and pursuant to, the terms set forth in the Confidential Information Memorandum, and the information in this press release is qualified by reference to the Confidential Information Memorandum and the related commitment letter. The Company may amend, extend or terminate the note invitations in its sole discretion.

About Freescale Semiconductor

Freescale Semiconductor is a global leader in the design and manufacture of embedded semiconductors for the automotive, consumer, industrial, networking and wireless markets. The privately held company is based in Austin, Texas, and has design, research and development, manufacturing or sales operations around the world. www.freescale.com

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: the interest on the part of eligible holders of the Company’s existing notes to make a commitment pursuant to the note invitations; consequences of the Company’s substantial indebtedness, including the Company’s ability to comply with its debt agreements; the Company’s ability to service its outstanding indebtedness and the impact such indebtedness may have on the way it operates the business; the loss of one or more of the Company’s significant customers; general economic and business conditions and any downturns in the cyclical industry in which the Company operates, including worsening U.S. and foreign economic conditions and turmoil in the financial markets; inability to make necessary capital expenditures; loss of or inability to attract key personnel; incurrence of significant reorganization of business and asset impairment charges; and the Company’s ability to achieve or sustain profitability in light of its history of losses.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the Company’s other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by the Company and its businesses generally. Except for its ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

Investor Contact:

Mitch Haws

(512) 895-2454

mitch.haws@freescale.com

Media Contact:

Robert Hatley

(512) 996-5134

robert.hatley@freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor Inc. All other product or service names are the property of their respective owners. © Freescale Semiconductor Inc. 2009.

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